950 Winter Street
Waltham, MA 02451
Tel: (617) 551-4000
Fax: (617) 551-4701

August 31, 2015

David Snow
945 Sconnelltown Road
West Chester, PA 19382

Dear David:

On behalf of Radius Health, Inc. (the "Company"), with offices at 950 Winter Street, Waltham, MA, 02451, I am pleased to offer you full-time employment as the Chief Commercial Officer of the Company on the terms set forth below. This letter agreement is subject to, and will become effective only upon, your commencing employment with the Company on or about September 9, 2015.

In the course of your employment with the Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. The term "Agreement" as used below shall mean this letter agreement.

Duties; Work Location

As Chief Commercial Officer, you will report to the Company's Chief Executive Officer and will have such duties and authority as are normally associated with such position or as may from time to time be assigned to you by the Company's Chief Executive Officer or the Board of Directors of Company or an authorized committee (the "Board"). The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position with the Company. Your normal place of work will initially be the Company's offices in the Philadelphia, Pennsylvania area; however, your duties may require reasonable business travel as determined by the Chief Executive Officer. If you elect to relocate to the Company's Waltham, Massachusetts office after commencement of employment, the Company will make relocation assistance available to you in accordance with its policies .

Cash Compensation

You will earn a salary at the semi-monthly rate of $16,041.67, annualized at a rate of $385,000, or such greater amount as is subsequently determined by the Board (the "Annual Base Salary"). All compensation amounts payable pursuant to this Agreement shall be subject to all applicable tax and other withholdings.

In addition, subject to approval of the Board, you will be eligible for an annual discretionary bonus (your "Annual Bonus"), which Annual Bonus shall be targeted at 35% (your "Target") of your Annual Base Salary, subject to pro-ration during any year in which you are employed for less than the full year. Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Company. Annual Bonuses shall be paid to you when generally paid to other senior executives of the Company, subject to your continued employment through the payment date.

You will also be entitled to reimbursement of all business expenses reasonably incurred in connection with the performance of your functions and duties under this Agreement, subject to the Company's expense reimbursement policy in effect from time to time.

Equity Incentives

On the date of the commencement of your employment with the Company (the "Employment Date"), the Company will grant to you a stock option (the "Option") under the Radius Health, Inc. 2011 Equity Incentive Plan (the "Plan") for the purchase of 100,000 shares (subject to appropriate adjustment in the event of any stock split, stock dividend or other similar event) of common stock of the Company ("Common Stock") at a price per share equal to the closing price for the Common Stock on the

NASDAQ Global Market (the "Stock Price") on the Employment Date. The Option shall be subject to all terms and other provisions set forth in the Plan and in a separate option agreement and will vest as to 25% of the underlying shares on the first anniversary of the Employment Date and in equal monthly installments over the following thirty-six (36) months.

On the Employment Date, the Company will issue you 25,000 Performance Stock Units ("PSUs") under the Plan. Each PSU represents a contingent right to receive one share of the Company's common stock, subject to the terms of the Plan and the PSU award agreement. At any time prior to the third anniversary of the Employment Date, the shares subject to each PSU award will be earned as follows: (1) 5,000 shares will be earned if and when the average closing price of the Company's common stock measured over 45 consecutive trading days on the NASDAQ Global Market (the "Stock Price") exceeds $75 per share, (2) 10,000 shares will be earned if and when the Stock Price exceeds $100 per share and (3) 10,000 shares will be earned if and when the Stock Price exceeds $120 per share (subject in each case to appropriate adjustment in the event of any stock split, stock dividend or other similar event). Any shares earned under the PSUs will be eligible to vest on the first anniversary of the date the shares were earned (even if such first anniversary date is after the third anniversary of the Employment Date), subject to your continued employment with the Company through the applicable vesting date. The PSUs will in all cases be subject to the terms and other provisions set forth in the Plan and in a separate PSU award agreement.

Severance

On or prior to your commencing employment, you and the Company will enter into an executive severance agreement in substantially the form enclosed with this letter (the "Severance Agreement"), which agreement will govern the payments and benefits you may receive upon a termination of your employment with the Company. Except as otherwise provided in the Severance Agreement, the Company's obligations to you under this Agreement will cease upon your termination of employment for any reason.

Benefits

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its similarly situated full-time regular employees, including group health plans, life, disability and AD&D insurances, a 401(k) plan with Company match, tuition reimbursement, and various types of paid time off, subject to the terms and conditions of such benefits and plans. You will be eligible to accrue up to 20 days of vacation (in addition to Company holidays), which will accrue over the first year of your employment and may be used with the advance approval of the Chief Executive Officer. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Term and Termination

This Agreement shall commence on your first day of your employment with the Company and may be terminated at any time by you or by the Company with or without cause. You and the Company acknowledge and agree that your employment is and shall continue to be at-will and that nothing in this Agreement shall confer upon you any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company's right to terminate your employment at any time.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

•Your return of the enclosed copy of this letter and the Company's standard Confidentiality and Non-Competition Agreement. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

This Agreement is personal to you and without the prior written consent of the Company you shall not assign your rights or obligations under this Agreement, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Applicable Law

This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, disregarding any choice of law rules that would result in the application of the laws of another jurisdiction.

Notice
Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above or such other address as either party subsequently provides to the other in accordance with the provisions of this paragraph .

Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

If you accept this offer, this Agreement, the Confidentiality and Non-Competition Agreement and the Severance Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement, the Confidentiality and Non-Competition Agreement or the Severance Agreement or contrary to those contained in this Agreement, the Confidentiality and Non-Competition Agreement or the Severance Agreement that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

To indicate your acceptance of this offer, please return a countersigned copy of this offer to me within five (5) business days from the date hereof, after which time this offer will automatically expire.

I look forward to you accepting this offer and to a mutually rewarding relationship.

Best regards,

/s/ Robert E. Ward

Robert E. Ward
President and Chief Executive Officer

I accept the above-described Agreement, on the terms set forth therein.

Dated: September 4, 2015	/s/ David Snow
David Snow